Exhibit 10.2

DATED 3  DECEMBER  2013

BALTIC TRADING LIMITED

- to -

DVB BANK SE

GUARANTEE AND INDEMNITY

CONTENTS

		Page

1	Definitions and Interpretation	1

2	Representations and Warranties	4

3	Guarantee and Indemnity	6

4	Preservation of Guarantor's Liability	7

5	Preservation of Finance Parties' Rights	9

6	Undertakings	10

7	Payments	15

8	Currency	17

9	Set-Off	17

10	Application of Moneys	18

11	Partial Invalidity	19

12	Further Assurance	19

13	Miscellaneous	19

14	Notices	20

15	Law and Jurisdiction	20

GUARANTEE AND INDEMNITY

Dated:  3 December 2013

BY:

(1)	BALTIC TRADING LIMITED, a company incorporated according to the law of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (the "Guarantor")

IN FAVOUR OF:

(2)	DVB BANK SE acting through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (the "Security Agent").

WHEREAS:

(A)	Each of the banks listed in schedule 1 to the Loan Agreement (as defined below) (collectively the "Lenders") has agreed to lend to Baltic Tiger Limited and Baltic Lion Limited on a joint and several basis (the "Borrowers") its participation in a loan not exceeding forty four million Dollars ($44,000,000) (the "Loan") on the terms and subject to the conditions set out in a loan agreement dated 3 December 2013 made between the Borrowers (as borrowers), the Lenders (as lenders), DVB BANK SE (as agent for the Lenders) (the "Agent") and the Security Agent (as security agent) (the "Loan Agreement").

(B)	Pursuant to the Loan Agreement, and as a condition precedent to the several obligations of the Lenders to make the Loan available to the Borrowers, the Borrowers have, amongst other things, agreed to procure that the Guarantor execute and deliver this Guarantee and Indemnity in favour of the Security Agent as security agent for the Finance Parties.

THIS DEED WITNESSES as follows:

1	Definitions and Interpretation

1.1	In this Guarantee and Indemnity:

"Collateral" shall mean all property (whether real or personal) with respect to which any Encumbrance has been granted (or purported to be granted) pursuant to any Security Document.

"Default Rate" means interest at the rate calculated in accordance with clause 7.8 of the Loan Agreement.

"Dividend" with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders, partners or members or authorised or made any other distribution, payment or delivery of property (other than common stock or the right to purchase any of such stock of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or partnership or membership interests outstanding on or after the date of the Loan Agreement (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of, or equity interests in, such Person outstanding on or after the date of the Loan Agreement (or any options or warrants issued by such Person with respect to is capital stock or other equity interests).  Without limiting the foregoing, "Dividends" with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting side of any funds for the foregoing purposes.

"Equity Interests" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

"GAAP" means generally accepted accounting principles in the United States of America.

"Guarantor's Liabilities" means all of the liabilities and obligations of the Guarantor to any of the Finance Parties under or pursuant to this Guarantee and

Indemnity, from time to time, whether in respect of principal, interest, costs or otherwise and whether present, future, actual or contingent.

"Indebtedness" means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable by the Borrowers or any of them to any of the Finance Parties under all or any of the Finance Documents.

"Nordea Subsidiaries" means Baltic Leopard Limited, Baltic Jaguar Limited, Baltic Panther Limited, Baltic Cougar Limited, Baltic Bear Limited, Baltic Wolf Limited, Baltic Wind Limited, Baltic Cove Limited and Baltic Breeze Limited, each a company incorporated under the laws of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajetlake Island, Majuro, Marshall Islands, MH 96960.

"Original Financial Statements" means the audited consolidated financial statements of the Guarantor for the financial year ended 31 December 2012.

"Other Borrowers" means Baltic Hare Limited and Baltic Fox Limited.

"Other Loan Agreement" means the loan agreement dated 30 August 2013 made by and between the Other Borrowers, the Lenders, the Agent and the Security Agent.

"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December of each calendar year.

"Registration Rights Agreement" shall mean the Registration Rights Agreement as of 15 March 2010 by and between the Guarantor and Genco Investments LLC.

"Shareholder Rights Agreement" shall mean the shareholder rights agreement entered into as of 5 March 2010 by and between the Guarantor and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareholder Services), a New Jersey limited liability company, as rights agent, without giving effect to any amendments, modifications or supplements thereto.

1.2	Unless otherwise specified in this Guarantee and Indemnity, or unless the context otherwise requires, all words and expressions defined in the Loan Agreement shall have the same meaning when used in this Guarantee and Indemnity.

1.3	In this Guarantee and Indemnity:

1.3.1	words denoting the plural number include the singular and vice versa;

1.3.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.3.3	references to Clauses are references to clauses of this Guarantee and Indemnity;

1.3.4	references to this Guarantee and Indemnity include the recitals to this Guarantee and Indemnity;

1.3.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Guarantee and Indemnity;

1.3.6	references to any document (including, without limitation, to any of the Finance Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.3.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted; and

1.3.8	references to any Finance Party include its successors, transferees and assignees.

2	Representations and Warranties

The Guarantor represents and warrants to the Security Agent at the date of this Guarantee and Indemnity and (by reference to the facts and circumstances then pertaining) on the date of each Drawdown Notice and the first day of each Interest Period that:

2.1	all representations and warranties given by the Borrowers in the Loan Agreement in respect of the Guarantor and/or this Guarantee and Indemnity are and will remain correct and none of them is or will become misleading; and

2.2	the Guarantor is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and to carry on its business as it is being conducted; and

2.3	the Guarantor has the power to enter into and perform this Guarantee and Indemnity and has taken all necessary action to authorise its entry into and performance of this Guarantee and Indemnity; and

2.4	the Guarantor is not insolvent or in liquidation or administration or subject to any other formal or informal insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the Guarantor or all or any part of its assets; and

2.5	this Guarantee and Indemnity constitutes legal, valid, binding and enforceable obligations of the Guarantor; and

2.6	all consents, licences, approvals and authorisations of, or registrations with or declarations to, any governmental authority, bureau or agency which may be required in connection with the entry into, performance, validity or enforceability of this Guarantee and Indemnity have been obtained or made and remain in full force and effect and the Guarantor is not aware of any event or circumstance which could reasonably be expected adversely to affect the right of the Guarantor to hold and/or obtain renewal of any such consents, licences, approvals or authorisations; and

2.7	no litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency which if adversely determined, might reasonably be expected to have a material adverse effect on the business or financial condition of the Guarantor have (to the best of the Guarantor's knowledge and belief) been started or threatened against the Guarantor; and

2.8	the entry into and performance of this Guarantee and Indemnity will not conflict with the constitutional documents of the Guarantor or any law or regulation or document applicable to, or binding on, the Guarantor or any of its assets; and

2.9	the Guarantor is not required to make any deduction or withholding from any payment which it may be obliged to make to any Finance Party under or pursuant to this Guarantee and Indemnity; and

2.10	under the laws of the jurisdiction of incorporation of the Guarantor, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee and Indemnity that it be filed, recorded or enrolled with any court or other authority in any country or that any stamp, registration or similar tax be paid on or in relation to this Guarantee and Indemnity; and

2.11	the Guarantor is not in breach of, or default under, any agreement of any sort binding on it or on all or any part of its assets which has or is reasonably likely to have a Material Adverse Effect; and

2.12	the Guarantor is not aware of any material facts or circumstances which have not been disclosed to the Security Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by the Loan Agreement available to the Borrowers; and

2.13	the Guarantor has received a copy of the Loan Agreement and approves of, and agrees to, the terms and conditions of the Loan Agreement.

3	Guarantee and Indemnity

The Guarantor:

3.1	irrevocably and unconditionally guarantees the due and punctual observance and performance by the Borrowers of all their obligations under the Finance Documents including, without limitation, the due and punctual payment of each and every part of the Indebtedness in accordance with the terms of the Finance Documents so that, if any of the Indebtedness is not paid when it is due and payable, whether on maturity or otherwise, the Guarantor will, immediately on demand, make such payment to the Security Agent in the manner specified by the Security Agent, together with interest on the amount demanded at the rate accruing on the same under the Loan Agreement from the date of demand until the date of payment, both before and after judgment; and

3.2	agrees, as a separate and independent obligation, that, if any of the Indebtedness is not recoverable from the Guarantor under Clause 3.1 for any reason, the Guarantor will be liable as a principal debtor by way of indemnity for the same amount as that for which the Guarantor would have been liable had that Indebtedness been recoverable, and agrees to discharge its liability under this Clause 3.2 by making payment to the Security Agent immediately on demand together with interest on the amount demanded at the rate accruing on the same under the Loan Agreement from the date of demand until the date of payment, both before and after judgment.

4	Preservation of Guarantor's Liability

4.1	This Guarantee and Indemnity is a continuing security for the full amount of the Indebtedness from time to time until the expiry of the Facility Period.

4.2	Any Finance Party may without the Guarantor's consent and without notice to the Guarantor and without in any way releasing or reducing the Guarantor's Liabilities:

4.2.1	amend, vary, novate, or replace any of the Finance Documents (other than this Guarantee and Indemnity); and/or

4.2.2	agree with the Borrowers to increase or reduce the amount of the Loan, or vary the terms and conditions for its repayment or prepayment (including, without limitation, the rate and/or method of calculation of interest payable on the Loan); and/or

4.2.3	allow any time or other indulgence to any of the other Security Parties under or in connection with any of the Finance Documents; and/or

4.2.4	renew, vary, release or refrain from enforcing any of the Finance Documents (other than this Guarantee and Indemnity); and/or

4.2.5	compound with any of the other Security Parties; and/or

4.2.6	enter into, renew, vary or terminate any other agreement or arrangement with any of the other Security Parties; and/or

4.2.7	do or omit or neglect to do anything which might, but for this provision, operate to release or reduce the liability of the Guarantor under this Guarantee and Indemnity.

4.3	The Guarantor's Liabilities shall not be affected by:

4.3.1	the absence of, or any defective, excessive or irregular exercise of, any of the powers of any of the other Security Parties; nor

4.3.2	any security given or payment made to any Finance Party by any of the other Security Parties being avoided or reduced under any law (whether English or foreign) relating to bankruptcy or insolvency or analogous circumstance in force from time to time; nor

4.3.3	any change in the constitution of the Guarantor or of any of the other Security Parties or of any Finance Party or the absorption of or amalgamation by any Finance Party in or with any other entity or the acquisition of all or any part of the assets or undertaking of any Finance Party by any other entity; nor

4.3.4	the liquidation, administration, receivership, bankruptcy or insolvency of the Guarantor or any of the other Security Parties; nor

4.3.5	any of the Finance Documents (other than this Guarantee and Indemnity) being defective, void or unenforceable, or the failure of any other person to provide any Finance Party with any security, guarantee or indemnity envisaged by the Loan Agreement; nor

4.3.6	any composition, assignment or arrangement being made by any of the other Security Parties with any of its creditors; nor

4.3.7	anything which would, but for this provision, have released or reduced the liability of the Guarantor to any Finance Party.

4.4	Any Finance Party may continue the account(s) of the Borrowers or open one or more new accounts for the Borrowers notwithstanding any demand under this Guarantee and Indemnity, and the Guarantor's liability at the date of demand shall not be released or affected by any subsequent payment into or out of any of the Borrowers' accounts with any Finance Party.

5	Preservation of Finance Parties' Rights

5.1	This Guarantee and Indemnity is in addition to any other security, guarantee or indemnity now or in the future held by any of the Finance Parties in respect of the Indebtedness, whether from the Borrowers or any of them, the Guarantor or any other person, and shall not merge with, prejudice or be prejudiced by, any such security, guarantee or indemnity or any contractual or legal right of any of the Finance Parties.

5.2	Any release, settlement, discharge or arrangement relating to the Guarantor's Liabilities shall be conditional on no payment, assurance or security received by any Finance Party in respect of the Indebtedness being avoided or reduced under any law (whether English or foreign) in force from time to time relating to bankruptcy, insolvency or any (in the opinion of the Security Agent) analogous circumstance, and, after any such avoidance or reduction, each Finance Party shall be entitled to exercise all of its rights, powers, discretions and remedies under or pursuant to this Guarantee and Indemnity and/or any other rights, powers, discretions or remedies which it would otherwise have been entitled to exercise, as if no release, settlement, discharge or arrangement had taken place.

5.3	Following the full payment of the Indebtedness, the Security Agent shall be entitled to retain this Guarantee and Indemnity and any security which it may hold for the Guarantor's Liabilities until the Security Agent is satisfied in its discretion that no Finance Party will have to make any payment under any law referred to in Clause 5.2.

5.4	Until the expiry of the Facility Period the Guarantor shall not:

5.4.1	be entitled to participate in any sums received by any Finance Party in respect of any of the Indebtedness; nor

5.4.2	be entitled to participate in any security held by any Finance Party in respect of any of the Indebtedness nor stand in the place of, or be subrogated for, any Finance Party in respect of any such security; nor

5.4.3
take any step to enforce any claim against any of the other Security Parties (or their respective estates or effects), nor claim or exercise any right of set-off or counterclaim against any of the other Security Parties, nor make any claim in the bankruptcy or liquidation of any of the other Security Parties, in respect of any sums paid by the Guarantor to any Finance Party or in respect of any sum which includes the proceeds of realisation of any security at any time held by any Finance Party in respect of any of the Guarantor's Liabilities; nor

5.4.4	take any steps to enforce any other claim which it may have against any of the other Security Parties without the prior written consent of the Security Agent, and then only on such terms and subject to such conditions as the Security Agent may impose.

5.5	Any Finance Party may, subject to the terms and provisions of the Finance Documents, but shall not be obliged to, resort for its own benefit to any other means of payment at any time and in any order it thinks fit without releasing or reducing the Guarantor's Liabilities.

5.6	Any Finance Party may enforce this Guarantee and Indemnity either before or after resorting to any other means of payment without entitling the Guarantor to any benefit from or share in any such other means of payment until the expiry of the Facility Period.

5.7	The Guarantor agrees that it is, and will throughout the Facility Period remain, a principal debtor in respect of the Guarantor's Liabilities.

5.8	No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under this Guarantee and Indemnity shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Guarantee and Indemnity are cumulative and not exclusive of any rights or remedies provided by law.

6	Undertakings

6.1
The Guarantor shall pay to the Security Agent on demand on a full indemnity basis all costs and expenses incurred by any Finance Party in or about or incidental to the exercise by it of its rights under this Guarantee and Indemnity, together with interest at the Default Rate on the amount demanded from the date of demand until the date of payment, both before and after judgment, which interest shall be compounded with the amount demanded at the end of such periods as the Security Agent may reasonably select.

6.2	The Guarantor has not taken, and will not take without the prior written consent of the Security Agent (and then only on such terms and subject to such conditions as the Security Agent may impose), any security from any of the other Security Parties in connection with this Guarantee and Indemnity, and any security taken by the Guarantor notwithstanding this Clause shall be held by the Guarantor in trust for the Finance Parties absolutely as a continuing security for the Guarantor's Liabilities.

6.3	The Guarantor will observe and perform any and all covenants and undertakings in the Loan Agreement whose observance and performance by the Guarantor the Borrowers have undertaken to procure.

6.4	The Guarantor and each of its Subsidiaries (other than the Borrowers) shall without the consent of the Security Agent be permitted to:

6.4.1	create or permit to arise any Encumbrance or other third party rights over any of its present or future assets or undertaking;

6.4.2	transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions and whether related or not;

6.4.3	declare or pay any Dividends or make any distribution;

6.4.4	create, incur, assume or suffer to exist any indebtedness; and

6.4.5	directly or indirectly lend money or make available credit or advance funds to any person or purchase or acquire any Equity Interests or make any capital contributions,

PROVIDED THAT no Event of Default has occurred and is continuing and the Guarantor is in compliance with its financial covenants contained in Clause 6.8 and the Borrowers are in compliance with all the covenants contained in Clause 12 of the Loan Agreement.

The foregoing proviso shall not restrict the Guarantor and each of its Subsidiaries from allowing any Permitted Encumbrance to arise and such Permitted Encumbrance shall not require the prior written consent of the Security Agent.

This Clause 6.4 shall not apply to the Nordea Subsidiaries or to the Borrowers to which the terms of the Loan Agreement shall apply or to the Other Borrowers to which the terms of the Other Loan Agreement shall apply.

6.5	The Guarantor shall supply to the Security Agent as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, its audited consolidated financial statements for that financial year (such financial statements to be supplemented by updated details of all off-balance sheet and time charter hire commitments in respect of the Vessels), together with a Compliance Certificate, signed by the Chief Financial Officer of the Guarantor (as the case may be), setting out (in reasonable detail) computations as to compliance with Clause 6.8. Each set of financial statements:

6.5.1	shall be certified by a director of the Guarantor as fairly representing its financial condition as at the date at which those financial statements were drawn up; and

6.5.2	shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Guarantor notifies the Security Agent that there has been a change in GAAP, the accounting practices or reference periods and the Guarantor's auditors deliver to the Security Agent:

(a)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Security Agent, to enable the Security Agent to make an accurate comparison between the financial position indicated in those financial statements and that indicated in the Original Financial Statements.

6.6	The Guarantor shall supply to the Security Agent as soon as the same become available, but in any event within forty five (45) days after the end of each quarter during each of its financial years, its unaudited quarterly consolidated financial statements for that quarter (such financial statements to be supplemented by updated details of all off-balance sheet and time charter hire commitments in respect of the Vessels), together with a Compliance Certificate, signed by the Chief Financial Officer of the Guarantor (as the case may be), setting out (in reasonable detail) computations as to compliance with Clause 6.8 as at the date as at which those financial statements were drawn up.

6.7	The Guarantor shall supply to the Security Agent:

6.7.1	all documents which could reasonably be expected to have a material effect on the business, assets, financial creditworthiness of the Guarantor or the ability of the Guarantor to perform its obligations under any Finance Document to which it is a party, which are dispatched by the Guarantor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched. For the avoidance of doubt, this obligation does not include circulars to shareholders of a routine and non-material nature; and

6.7.2	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which (1) might, if adversely determined, have a materially adverse effect on the business, assets, financial condition or credit worthiness of that Security Party and (2) exceed the amount of two million Dollars ($2,000,000) in respect of the Guarantor and five hundred thousand Dollars ($500,000) in respect of a Borrower; and

6.7.3	promptly, such further information regarding the financial condition, business and operations of any of the Security Parties as the Security Agent may reasonably request including, without limitation, cash flow analyses, quarterly reports on the financial and operating performance of each Vessel, in form and substance satisfactory to the Security Agent.

6.8	The Guarantor shall at all times during the Facility Period:-

(a)	maintain cash and Cash Equivalents (including available but undrawn working capital lines) in an amount of not less than seven hundred and fifty thousand Dollars ($750,000) per Fleet Vessel; and

(b)	not permit its maximum Leverage to exceed seventy per cent (70%); and

(c)	not permit its Consolidated New Worth to be less than the Minimum Consolidated Net Worth,

which covenants shall be tested upon receipt of the interim financial statements delivered to the Agent pursuant to Clause 6.6 for a period ending on each Quarter Date.

6.9	In the event that any member of the Group enters into a loan facility with other lenders or financial institutions on terms and conditions such that any financial covenants analogous to those covenants in Clause 6.8 are, to the Agent's opinion, on more favourable terms to those lenders or financial institutions, the Guarantor shall provide the same terms and conditions to the Finance Parties on the terms and conditions to be agreed between the Agent (acting on the instructions of the Lenders) and the Guarantor.

6.10	(a) The Guarantor will not, and will not permit a Borrower to, amend, modify or change its certificate of incorporation, certificate of formation (including, without limitation, by the filing or modification of any certificate of designation), By-Laws, limited liability company agreement, partnership agreement (or equivalent organizational documents) or any agreement entered into by it with respect to its capital stock or membership interests (or equivalent equity interests), or enter into any new agreement with respect to its capital stock or membership interests (or equivalent interests), other than the Shareholder Rights Agreement or the Registration Rights Agreement or any amendments, modifications or changes or any such new agreements which are not in any way materially adverse to the interests of the Lenders.

(b)    Notwithstanding the foregoing provisions of this Clause 6.10, upon not less than 30 days prior written notice to the Agent and so long as no Default or Event of Default exists and is continuing, a Borrower may, subject to the Agent's consent (x) change its jurisdiction of organization to another jurisdiction and (y) change its form of organisation to another form, in each case to the extent satisfactory to the Agent, provided that, such Borrower shall promptly take all actions reasonably deemed necessary by the Security Agent to preserve, protect and maintain, without interruption, the security interest and Encumbrance of the Security Agent in any Collateral owned by such Borrower to the satisfaction of the Security Agent, and such Borrower shall have provided to the Agent and the Lenders such opinions of counsel as may be reasonably requested by the Agent to assure itself that the conditions of this proviso have been satisfied.

6.11	(a) The Guarantor and its Subsidiaries will not engage in any business other than the businesses in which they are engaged in as of the date of the Loan Agreement and activities directly related thereto, and similar or related businesses; (b) the Guarantor will not, and will not permit any of its Subsidiaries to, (i) be engaged in (A) the retailing, wholesaling, trading or importing of goods or services for or with residents of the Republic of the Marshall Islands; (B) any extractive industry in the Republic of Marshall Islands; (C) any regulated professional service activity in the Republic of the Marshall Islands; (D) the export of any commodity or goods manufactured, processed, mined or made in the Republic of the Marshall Islands; or (E) the ownership of real property in the Republic of the Marshall Islands; and (ii) do business in the Republic of the Marshall Islands except that the Guarantor and their Subsidiaries may (A) have its registered office in the Republic of the Marshall Islands and maintain their respective registered agent in the Republic of the Marshall Islands as required by the provisions of the Associations Law of 1990 of the Republic of the Marshall Islands, as amended; and (B) secure and maintain registry in the Republic of the Marshall Islands solely related to the operation or disposition of any vessel outside of the Republic of the Marshall Islands.

7	Payments

7.1
All amounts payable by the Guarantor under or pursuant to this Guarantee and Indemnity shall be paid to such accounts at such banks as the Security Agent may from time to time direct to the Guarantor in the relevant currency in same day funds for immediate value.  Payment shall be deemed to have been received on the date on which the Security Agent receives authenticated advice of receipt, unless that advice is received by the Security Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Security Agent in its discretion considers that it is impossible or impracticable to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received on the Business Day next following the date of receipt of advice by the Security Agent.

7.2	All payments to be made by the Guarantor pursuant to this Guarantee and Indemnity shall, subject only to Clause 7.3, be made free and clear of and without deduction for or on account of any taxes or other deductions, withholdings, restrictions, conditions, set-offs or counterclaims of any nature.

7.3	If at any time any law requires (or is interpreted to require) the Guarantor to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Guarantor will promptly notify the Security Agent and, simultaneously with making that payment, will pay whatever additional amount (after taking into account any additional taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, each relevant Finance Party receives a net sum equal to the sum which it would have received had no deduction or withholding been made.

7.4	If at any time the Guarantor is required by law to make any deduction or withholding from any payment to be made by it pursuant to this Guarantee and Indemnity, the Guarantor will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty days after making that payment, deliver to the Security Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Security Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

7.5
If the Guarantor pays any additional amount under Clause 7.3, and a Finance Party subsequently receives a refund or allowance from any tax authority which that Finance Party identifies as being referable to that increased amount so paid by the Guarantor, that Finance Party shall, as soon as reasonably practicable, pay to the Guarantor an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made.  Nothing in this Clause 7.5 shall be interpreted as imposing any obligation on any Finance Party to apply for any refund or allowance nor as restricting in any way the manner in which any Finance Party organises its tax affairs, nor as imposing on any Finance Party any obligation to disclose to the Guarantor any information regarding its tax affairs or tax computations.

7.6	Any certificate or statement signed by an authorised signatory of the Security Agent purporting to show the amount of the Indebtedness or of the Guarantor's Liabilities (or any part of any of them) or any other amount referred to in any of the Finance Documents shall, save for manifest error or on any question of law, be conclusive evidence as against the Guarantor of that amount.

8	Currency

8.1	The Guarantor's liability under this Guarantee and Indemnity is to discharge the Indebtedness in the currency in which it is expressed to be payable (the "Agreed Currency").

8.2	If at any time any Finance Party receives (including by way of set-off) any payment by or on behalf of the Guarantor in a currency other than the Agreed Currency, that payment shall take effect as a payment to that Finance Party of the amount in the Agreed Currency which that Finance Party is able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with its usual practice.

8.3	To the extent that any payment to any Finance Party (whether by the Guarantor or any other person and whether under any judgment or court order or otherwise) in a currency other than the Agreed Currency shall on actual conversion into the Agreed Currency fall short of the relevant amount of the Indebtedness expressed in the Agreed Currency, then the Guarantor as a separate and independent obligation will indemnify that Finance Party against the shortfall.

9	Set-Off

9.1
The Guarantor irrevocably authorises each Finance Party at any time to set off without notice any sums then due and payable by the Guarantor to that Finance Party under this Guarantee and Indemnity (irrespective of the branch or office, currency or place of payment) against any credit balance from time to time standing on any account of the Guarantor (whether current or otherwise, whether or not subject to notice and whether or not that credit balance is then due to the Guarantor) with any branch of that Finance Party in or towards satisfaction of the Guarantor's Liabilities and, in the name of that Finance Party or the Guarantor, to do all acts (including, without limitation, purchasing or converting or exchanging any currency) which may be required to effect such set‑off.

9.2	Despite any term to the contrary in relation to any deposit or credit balance at any time on any account of the Guarantor with any Finance Party, no such deposit or credit balance shall be repayable or capable of being assigned, mortgaged, charged or otherwise disposed of or dealt with by the Guarantor until the Guarantor's Liabilities have been discharged in full, but each Finance Party may from time to time permit the withdrawal of all or any part of any such deposit or balance without affecting the continued application of this Clause.

10	Application of Moneys

10.1	All sums which any Finance Party (other than the Security Agent) receives (including by way of set-off) under or in connection with this Guarantee and Indemnity, otherwise than by payment from the Security Agent, shall be paid to the Security Agent immediately on receipt, and that payment to the Security Agent shall be deemed to have been made by the Guarantor rather than by the receiving Finance Party.

10.2	All sums which the Security Agent receives under or in connection with this Guarantee and Indemnity shall, unless otherwise agreed by the Security Agent or otherwise provided in the Loan Agreement, be applied by the Security Agent in or towards satisfaction of, or retention on account for, the Guarantor's Liabilities in such manner as the Security Agent may in its discretion determine.

10.3
The Security Agent may place any money received by it under or in connection with this Guarantee and Indemnity to the credit of a suspense account on such terms and subject to such conditions as the Security Agent may in its discretion determine for so long as the Security Agent thinks fit without any obligation in the meantime to apply that money in or towards discharge of the Indebtedness, and, despite such payment, the Security Agent may claim against any of the other Security Parties or prove in the bankruptcy, liquidation or insolvency of any of the other Security

Parties for the whole of the Indebtedness at the date of the Security Agent's demand for payment pursuant to this Guarantee and Indemnity, together with all interest, commission, charges and expenses accruing subsequently.

11	Partial Invalidity

If, at any time, any provision of this Guarantee and Indemnity is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

12	Further Assurance

The Guarantor agrees that from time to time on the written request of the Security Agent it will immediately execute and deliver to the Security Agent all further documents which the Security Agent may require for the purpose of perfecting or protecting the security intended to be created by this Guarantee and Indemnity.

13	Miscellaneous

13.1	All the covenants and agreements of the Guarantor in this Guarantee and Indemnity shall bind the Guarantor and its successors and permitted assignees and shall inure to the benefit of the Finance Parties and their respective successors, transferees and assignees.

13.2	The representations and warranties on the part of the Guarantor contained in this Guarantee and Indemnity shall survive the execution of this Guarantee and Indemnity.

13.3	No variation or amendment of this Guarantee and Indemnity shall be valid unless in writing and signed on behalf of the Guarantor and the Security Agent.

13.4	Other than the Finance Parties, a person who is not a party to this Guarantee and Indemnity has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee and Indemnity.

14	Notices

The provisions of clause 18 of the Loan Agreement shall apply (mutatis mutandis) to this Guarantee and Indemnity as if it were set out in full with references to this Guarantee and Indemnity substituted for references to the Loan Agreement and with references to the Guarantor substituted for references to the Borrowers.

15	Law and Jurisdiction

15.1	This Guarantee and Indemnity and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

15.2	For the exclusive benefit of the Security Agent, the Guarantor irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute (a) arising from or in connection with this Guarantee and Indemnity or (b) relating to any non-contractual obligations arising from or in connection with this Guarantee and Indemnity and that any proceedings may be brought in those courts.

15.3	Nothing contained in this Clause shall limit the right of the Security Agent to commence any proceedings against the Guarantor in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Guarantor in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

15.4	The Guarantor irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

15.5	Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

15.5.1	irrevocably appoints WFW Legal Services Limited present of 15 Appold Street, London EC2A 2HB, England as its agent for service of process in relation to any proceedings before the English courts; and

15.5.2	agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.

IN WITNESS of which this Guarantee and Indemnity has been duly executed and delivered as a deed the day and year first before written.

SIGNED and DELIVERED	)
as a DEED	)
by BALTIC TRADING LIMITED	)
acting by John C. Wobensmith	)	/s/ John C. Wobensmith
its duly authorised President /	)
Chief Financial Officer / Secretary / Treasurer	)
in the presence of:	)

Witness signature:	/s/ Constance Daws
Name: Constance Daws
Address: 15 Appold Street, EC2A 2HB